Translation from the German language

                  STATUTORY MANAGER AGREEMENT

Between

Hobart GmbH
hereafter referred to as Company

and

Mr. Hans Joachim Schwenzer
hereafter referred to as Statutory Manager

                          SECTION ONE

                     EMPLOYMENT AND DUTIES

1. Mr. Schwenzer has been working for the Company, respectively its legal predecessor, continuously since October 1, 1964. On August 16, 1978 he was appointed as Statutory Manager of the Company. Since Mr. Schwenzer has assumed also other duties within the Premark Group effective as of September 1, 1989, the Company appointed another statutory manager with the right to solely represent the Company on November 6, 1989 and changed Mr. Schwenzer's representation right insofar as he is representing the Company jointly with another statutory manager or an authorized signatory (Prokurist).

2. The Statutory Manager shall manage the business of the Company in accordance with the applicable law, this Agreement as well as the management regulation of the Company. With respect to the extent of his representation right, the guidelines of the Premark Group shall apply.

                          SECTION TWO

                   DURATION OF THE AGREEMENT

1. The Statutory Manager Agreement is concluded for an indefinite period of time. In case of a termination, both parties shall observe the notice period applicable for the termination of an employee by the employer. A termination is only possible effective as of the expiration of a calendar quarter.

2. In order to be valid, the notice of termination must be in writing.

3. The Statutory Manager Agreement will terminate at the latest, without notice of termination, at the end of that calendar month in which the Statutory Manager completes his 65th year of life.

4. The shareholder assembly has the right to release the Statutory Manager from his duties for the period between the date on which notice of termination was given and the effective date of termination continuing payment of his salary and taking into account possible vacation claims.

5. The appointment of the Statutory Manager can be revoked at any time by passing of a resolution of the shareholder assembly, irrespective of the Statutory Manager's right for compensation resulting from this Agreement. The revocation shall be deemed to be a notice of termination of the Agreement effective as of the next permissible date.

                         SECTION THREE

                     ADDITIONAL ACTIVITIES

1. The Statutory Manager undertakes not to work for any other company outside the Premark Group at the same time. The taking over of another gainful employment is only possible with the prior express written approval of the shareholder assembly. The same shall apply for the assumption of activities at supervisory boards or the like.

2. The Statutory Manager requires the prior written approval of the shareholder assembly for speeches and the publishing of any written material insofar as the same affect the interests of the Company.

3. The acceptance of any public or private honorary positions has to be notified to the Company immediately.


                          SECTION FOUR

                           REPORTING

Reporting is subject to the respective guidelines of the Premark
Group.

                          SECTION FIVE

                        CONFIDENTIALITY

1. The Statutory Manager undertakes to keep confidential vis a vis third parties any information, in particular business and company secrets, etc., coming to his knowledge within his employment during the term of his employment, both during as well as after termination of his employment contract.

2. Upon leaving the Company, the Statutory Manager is obligated to return to the Company all documents in his possession which are related to his employment. The Statutory Manager does not have a right to retain such documents.

                          SECTION SIX

                          REMUNERATION

1. The Statutory Manager shall receive a gross annual remuneration of DM 150,000, payable in 13 equal monthly instalments at the end of month, the 13th instalment together with the remuneration for the month of November.
     Furthermore, the Statutory Manager shall receive a vacation bonus according to the regulations applicable in the Company.

2. The annual gross remuneration includes overtime work and work on Sundays and public holidays.

                         SECTION SEVEN

                REMUNERATION IN CASE OF ILLNESS

In case of a temporary incapacity to work caused by illness or any other reason which is beyond the control of the Statutory
Manager, the Statutory Manager is entitled to receive remuneration pursuant to Section Six for the duration of the incapacity to work a continuous period of six months.

                         SECTION EIGHT

                           INSURANCE

The Company shall insure the Statutory Manager for the case of accident according to the insurance contracts presently existing.

                          SECTION NINE

                        OLD AGE PENSION

The Statutory Manager is a member of the pension scheme of the Company. Further remunerations received by the Statutory Manager from other companies of the Premark Group shall be added in order to evaluate the benefits and contributions. The parties will conclude a separate agreement regarding such details if this should legally be necessary.

                          SECTION TEN

                            VACATION

The Statutory Manager shall be entitled to an annual vacation of thirty working days (excluding Saturdays). The dates of vacation have to be coordinated with the other statutory managers.

                         SECTION ELEVEN

                          COMPANY CAR

The Company shall provide to the Statutory Manager a company car of the category Mercedes S. The Statutory Manager shall be entitled to use the company car also for private purposes. Costs connected therewith shall be borne by the Company. Payroll tax arising therefrom shall be borne by the Company. After termination by the Company or the Statutory Manager, the Company shall be authorized to request the return of the company car at any time without arising any claims therefrom of the Statutory Manager against the Company. A right of retention of the company car shall not be due to the Statutory Manager.

                         SECTION TWELVE

                         REIMBURSEMENTS

Expenses shall be reimbursed in accordance with the guidelines of the Company.

                        SECTION THIRTEEN

                          COMPENSATION

In case the Statutory Manager Agreement is terminated by the Company, the Statutory Manager shall receive a compensation for the loss of his job in the amount of one and a half annual gross remuneration. This shall not apply in case of a termination because of important reason.

                        SECTION FOURTEEN

                        FINAL PROVISIONS

1. Changes of and amendments to this Agreement require written form to be valid. No oral side agreements are existing.

2. The Statutory Manager Agreement shall come into force on September 1, 1989. It shall replace all agreements and promises concluded between the parties up to now.

Frankfurt am Main, December 1, 1989

(Signature)                        (Signature)
Hobart GmbH                        Hans Joachim Schwenzer

represented by its sole shareholder
Dart Industries Inc.